Exhibit 10.6
EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement"), effective as of this 22nd day of March 2011 (this “Agreement”), between Mendel Mochkin, at 383 Kingston Ave, Ste 210, Brooklyn, NY 11213 (the “Executive”), and Mustang Alliances, Inc., a Nevada corporation with an office currently at 410 Park Avenue, 15th Floor, New York, NY 10022 (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and the Board of Directors of the Company desire to memorialize the employment of the Executive  as its Vice President and the Executive desires to accept such employment subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree as follows:

Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings, unless otherwise expressly provided or unless the context otherwise requires:

(a)  "Board" means the Board of Directors of the Company.

(b)  "Cause" means, as used with respect to the involuntary termination of Executive: (i) The continued failure or refusal by Executive to substantially perform his duties pursuant to the terms of this Agreement; (ii) The engaging by Executive in willful misconduct or inaction materially injurious to the Company;

(c) "Change of Control" means any transaction or occurrence after the date hereof as the result of which:

(i) any person or group of persons (as defined in Rule 13d-5 promulgated under the Securities Exchange Act of 1934 (the "Act")), together with its affiliates, other than current members of the Board of Directors or their affiliates, is or becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Act), directly or indirectly, of securities of the Company (including securities convertible into or exercisable for securities of the Company) ordinarily having the right to vote in the election of directors which together represent, after giving effect to any conversion or exercise, in excess of fifty percent (50%) of the combined voting power of the Company's outstanding securities ordinarily having the right to vote in the election of directors; or (ii) Continuing Directors (as defined below) shall cease for any reason to constitute at least a majority of the Board of Directors; or (iii) the Company shall merge or consolidate with any other person or entity other than a subsidiary, and, upon the consummation of such transaction, holders of the Common Stock immediately prior to such transaction own less than fifty percent (50%) of the equity securities of the surviving or consolidated entity; or (iv) all or substantially all of the assets of the Company are sold or transferred to another person or entity in a single transaction or a series of related transactions.

Notwithstanding the foregoing, a Change of Control shall not include the filing by or on behalf of, or entering against, the Company or its subsidiaries of (a) a petition, decree or order of bankruptcy or reorganization, or (c) a petition, decree or order for the appointment of a trustee, receiver, liquidator, supervisor, conservator or other officer or agency having similar powers over the Company or its subsidiaries, including any such petitions, orders or decrees filed or entered by federal or state regulatory authorities. "

(d) "Continuing Director" means any individual who is a member of the Board of Directors as of the date hereof.

(e) "Good Reason" means, with respect to the voluntary termination by Executive, the occurrence, without the Executive's express written consent, of any of the following: i) Except as provided in Section 2 hereof, the assignment to Executive by the Company of any duties materially inconsistent with, or the diminution of, Executive's positions, titles, offices, duties and responsibilities with the Company, as provided in Section 2 below, or any removal of Executive from, or any failure to re-elect Executive to, any titles, offices or positions held by Executive pursuant to said Section 2; and (ii) Except in accordance with the terms hereof, a reduction by the Company in Executive's base salary or any other compensation provided for herein; ; provided, however, that the occurrence of any of the foregoing shall not constitute Good Reason to the extent that such occurrence is part of a change in benefits, compensation, policies or practices that affect either: (i) substantially all of the executives of the Company or (ii) all other senior executives of the Company of comparable or lower status to the Executive.

(f) "Incapacity" means the absence of the Executive from his employment or the inability of Executive to perform his essential job duties with reasonable accommodations on a full-time basis by reason of mental or physical illness, disability or incapacity for a period of ninety (90) consecutive days.

ARTICLE I
POSITION; DUTIES; TERM

1.1 Position.  The Company hereby employs the Executive as the Vice President of the Company, which employment the Executive hereby accepts, all in the capacity and on the terms and conditions hereinafter set forth.

1.2 During the Term (as defined below), the Executive’s primary duties and obligations hereunder shall be as directed and under the supervision by the Chief Executive Officer of the Company (the “CEO”).

1.3 Time Commitment. Executive and the Company agree that initially Executive shall be engaged by the Company on a "part time status" pursuant to which Executive shall work at least one hundred (100) hours per month on behalf of the Company. During the term of this Agreement, Executive shall continue to fulfill the responsibilities of Vice President and such other duties and responsibilities as Executive and the Chief Executive Officer may mutually agree upon.

1.4 During the term of this Agreement, the Company expressly acknowledges and agrees that Executive shall be entitled to accept employment with one or more other enterprises or act as a consultant for other businesses ("Outside Activities"); provided that such Outside Activities do not violate Section 5.2 hereof.

1.5 Term.  Unless sooner terminated pursuant to the terms of this Agreement, the term of this Agreement and Executive's employment shall be for a period of two (2) years (the "Initial Term"), commencing as of the date of this Agreement and terminating on March 1, 2013; provided, however, the Agreement shall automatically be extended for additional one (1) year periods (the "Annual Renewals), unless either party delivers written notice to the other of the termination hereof on or before one hundred and twenty (120) days prior to the completion of the Initial Term or any annual extension thereof (the "Term").

Executive's employment with the Company pursuant to this Agreement shall terminate prior to the completion of the Term upon the occurrence of any of the following events:

(a)        The death of Executive;

(b)       Executive voluntarily leaves the employ of the Company without Good Reason;

(c)       The Incapacity of Executive;

(d)       The Company terminates this Agreement for Cause;

(e)        The Company terminates this Agreement for any reason other than Cause;

(f)        Executive terminates this Agreement for Good Reason; or

(g)       The appointment of a trustee for the Company for the purpose of liquidating and winding up the Company pursuant to Chapter 7 of the Federal Bankruptcy Code.

ARTICLE II
 SALARY; OPTIONS

Salary.  The Executive shall be entitled to a gross annual salary (the “Salary”) of $120,000 subject to withholding for applicable taxes, to be paid monthly in equal installments of $10,000 on the fifteenth business day of each month and shall accrue from the date hereof and payable at such time when the Company has adequate capital.  Stock Options. The Board in its discretion may determine to issue stock options to Executive at any time during the Term.

ARTICLE III
BENEFITS

3.1           Business Expenses  The Executive shall be reimbursed for all reasonable and necessary business expenses incurred by the Executive in connection with the performance of his duties under this Agreement, as approved by the Company, including reasonable accommodation expenses during travel required in connection with the performance of the Executive’s duties.

3.2           Directors’ and Officers’ Liability Insurance.  The Executive shall be covered by any directors’ and officers’ insurance policy to be obtained by the Company. The Company agrees to defend the Executive from and against any and all lawsuits initiated against the Company and/or the Executive if such insurance is obtained.

3.3           Additional Benefits.  The Executive shall be entitled to participate in any pension or profit sharing plans, group health, accident or life insurance plans, group medical and hospitalization plan, and other similar benefits as may be available to the executives of the Company.  The Executive shall assist the Company in adopting the proper plans for the Company. In addition to the compensation provided for in Section 2.1 of this Agreement, Executive shall have the right to participate in any profit-sharing, pension, life, health and accident insurance, or other executive benefits ("Benefit Plan(s)") presently adopted or which hereafter may be adopted by the Company in a manner comparable to those offered or available to other executives of the Company located in the State of New York, Colorado or California who are similarly situated where such plans or programs are available to all such similarly situated executives pursuant to their terms. Nothing contained herein, shall require that the Company establish or continue any Benefit Plan or that the Board designate the Executive as a participant in any new plan or program where the Board, in its sole discretion, is entitled to designate participants or qualifications for any new or additional program. Except as set forth above, the Company reserves the right to add, terminate and/or amend any existing plans, policies, programs and/or arrangements during the term of this Agreement without any obligation to the Executive hereunder.

(b) Executive shall also be entitled to fifteen (15) days annual vacation time. Unused vacation days at the end of any pay period(s) may be carried over to subsequent pay period(s), provided that the cumulative number of vacation days accruing from and after the date of this Agreement carried over into any subsequent pay period shall not exceed twenty (20) days. Executive shall not accrue additional vacation days during any pay period once the total number of accumulated vacation days equals twenty (20) days. Executive shall be entitled to carry over up to, but not in excess of, such amount of excess vacation days from pay period to any subsequent pay period. Notwithstanding the foregoing, Executive shall not be entitled to, nor shall accrue any new vacation days during any pay period in which Executive has excess vacation days. In the event Executive reduces the amount of excess vacation days in any year through the utilization of more than ten (10) vacation days in such year, Executive shall not be entitled to the restoration of such days through the utilization of less than ten (10) vacation days in any subsequent year and pay period. Executive shall under no circumstances be entitled to cash in lieu of vacation days, except in the event of Executive's termination of employment with the Company.

ARTICLE IV
TERMINATION

4.1   Termination with or without Cause.  The Executive's employment hereunder may be terminated by the Company without Cause at any time. If the Executive’s employment is terminated by the Company without Cause, the Company shall pay the Executive his Salary accrued through the expiration date of this Agreement.

4.2    Compensation Upon Termination. In the event this Agreement is terminated with Cause, the Company shall pay to Executive his then current Salary, prorated through the Executive's last day of employment with the Company (the "Termination Date") and solely those additional bonuses that had been declared or fully earned by Executive prior to such termination ("Earned Bonuses"), but had not yet received Earned Bonuses, and any accrued vacation days through the Termination Date pursuant to Section 3.3(b) (the "Termination Pay"). Except as set forth below, all employment compensation and benefits shall cease as of the Termination Date. In addition to the foregoing:

(a)        In the event that such termination arises under Section 1.5(a), Executive's estate shall be entitled to receive severance compensation equal to such amount of Executive's then current Salary as would have been paid over an additional thirty (30) day period;

(b)       Except as otherwise provided in this Agreement, all other compensation and benefits enjoyed by or due to Executive as part of Executive's employment with Employer shall cease as of the Termination Date; including but not limited to any rights to office or parking space, vacation or sick pay, use of telephones, Xeroxing or facsimile equipment, secretarial assistance, any unpaid bonus other than Earned Bonuses), all benefits and/or rights pursuant to Section 5 above and the right to receive grants of any stock options which have not previously been granted to Executive or, except as expressly provided in any applicable stock option agreement or plan, vesting in any stock options previously granted to Executive which have not vested as of the Termination Date.

(c)       All payments of severance compensation and all Change of Control Payments, severance benefits, severance salary and termination pay shall be paid or provided subject to the usual withholdings, including state and federal taxes.

1.2 Termination upon Change of Control; Effect of Partial Termination.
If, prior to the termination of this Agreement, there shall occur any Change of Control, Executive, in his sole discretion, may elect to terminate this Agreement within thirty (30) days after such Change of Control by giving written notice of such election to the Company. In such event, Executive shall be entitled to his then current Base Salary through the Expiration Date of this Agreement (the "Change of Control Payment") and to all the options, fully vested, due to Executive through the Expiration Date of this Agreement.

ARTICLE V
REPRESENTATION; NON-COMPETITION

5.1 Executive Representation.  The Executive represents that the Executive’s execution of this Agreement and the performance of his duties required hereunder will neither be a breach of any other employment or other agreement nor a breach of any non-competition or similar agreement.

5.2           Non-Competition.  (a)  The Executive agrees that during the Term and for the period of one (1) year thereafter, he will not engage, directly, either as principal, agent, consultant, proprietor, creditor, stockholder, director, officer or Executive, or participate in the ownership, management, operation or control of any business which directly or indirectly competes with the business of the Company.  The Executive acknowledges and agrees that the current market for the Company's business extends throughout Honduras and that it is therefore reasonable to prohibit the Executive from competing with the Company anywhere in such territory. This Section shall not apply to the Executive’s ownership of less than five percent (5%) of the capital stock of a company having a class of capital stock which is traded on any national stock exchange or to the Executive lecturing to any persons or organizations or consulting with other companies.

(b)           During the Term and for the period of one (1) year thereafter, the Executive agrees that he will not, directly, (i) solicit, divert or recruit or encourage any of the Executives or agents of the Company, or any person who was an Executive or agent of the Company during the Term, to leave the employ of the Company or terminate or alter their contractual relationship in a way that is adverse to the Company's interests, (ii) solicit or divert business from the Company, or assist any person or entity in doing so or attempting to do so or (iii) cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or assist any person or entity in doing so or attempting to do so.

5.3           Remedies.  The Executive agrees and acknowledges that the foregoing restrictions and the duration and the territorial scope thereof as set forth in Section 5.2 are under all of the circumstances reasonable and necessary for the protection of the Company and its business.  In the event that the Executive shall breach or threaten to breach any of the provisions of Section 5.2, in addition to and without limiting or waiving any other remedies available to the Company, at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Agreement.

ARTICLE VI
MISCELLANEOUS

6.1           Entire Agreement.  This Agreement constitutes the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any and all previous agreements or understandings between the Executive and the Company concerning the subject matter hereof, all of which are merged herein.

6.2           Successors.  This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs and personal representatives, and the Company and its successors and assigns.

6.3           Notices. All notices and other communications required or permitted hereunder shall be delivered personally, sent via facsimile, certified or registered mail, return receipt requested, or next day express mail or overnight, nationally recognized courier, postage prepaid with proof of receipt, to the address or telephone number (in the case of facsimile) set forth above.  Such addresses and/or telephone numbers may be changed by notice given in the manner provided herein. Any such notice shall be deemed given (i) when delivered if delivered personally, (ii) the day after deposit with the express or courier service when sent by next day express mail or courier, (iii) five (5) days after deposit with the postal service when sent by certified or registered mail, or (iv) when sent over a facsimile system with answer back response set forth on the sender's copy of the document.

6.4           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law principles.

6.5           Amendment and Modification.  This Agreement may be amended, modified or supplemented only by written agreement executed by the Company and the Executive.

6.6           Headings.  The section headings herein are inserted for the convenience of the parties only and are not to be construed as part of the terms of this Agreement or to be taken into account in the construction or interpretation of this Agreement.

6.7           Counterparts.  This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have entered into this Executive Employment Agreement as of the day and year first above written.

MUSTANG ALLIANCES, INC.

By: /s/ Leonard Sternheim
Name: Leonard Sternheim
Title: Chief Executive Officer

/s/ Mendel Mochkin
Mendel Mochkin